DUPONT

TO: Matthias Heinzel

FROM: Marc Doyle

SUBJECT: **Special Compensation Opportunity and Severance Benefit**

DATE: October 25, 2019

In recognition of the important role you will play should DuPont de Nemours, Inc. (the "Company") engage in a transaction in which the Nutrition and Biosciences business of the Company will be spun off as a separate independent company or spun off and merged with another company (the "N&B Transaction"), the People and Compensation Committee has approved special compensation and severance arrangements for you which are described below.

Special Restricted Stock Unit ("RSU") Award

You will be granted a special RSU award with a grant date value of $3,500,000. The grant date will be the second business day following the earlier of (i) the public announcement of an intent to pursue the N&B Transaction or (ii) the public disclosure of the Company's quarterly earnings for the fourth quarter of 2019.

The RSUs will vest 75% on March 31, 2021 and 25% on the third anniversary of the grant date. This award will be subject to, and governed by, separate award terms to be issued at the time of grant, including the non-competition and non-solicitation provisions referenced below.

Special One-Time Cash Incentive

You are eligible for a one-time special cash incentive ("Transaction Close Incentive") tied to the successful closing of the N&B Transaction. Your Transaction Close Incentive opportunity is equal to **735,229 EUR** (100% of your current annual base salary). The Transaction Close Incentive payment will be made no later than 30 days after the closing of the N&B Transaction and will be subject to withholding of all applicable taxes.

Payment will be accelerated in the following circumstances:

- You are subject to an involuntary termination other than for cause between the announcement and closing of the N&B Transaction. For purposes of this letter agreement, "cause" means your willful and continued failure to substantially perform your duties, or your conduct not in good faith, which is injurious to the Nutrition and Biosciences business of the Company; or
- In case of your death or your permanent disability which prevents you from performing your duties.

Your right to receive the Transaction Close Incentive payment will cease if the following circumstances occur:

- You voluntarily resign from the Company between the announcement and closing of the N&B Transaction;
- You are terminated for cause; or
- The N&B Transaction has not closed by December 31, 2021.

Special Severance Benefit

You remain eligible to participate in all compensation plans associated with your role in accordance with the standard terms and provisions thereof. In addition, you are eligible for a special severance benefit under the DuPont Senior Executive Severance Plan (the "SESP"). For purposes of the SESP, any voluntary or involuntary termination of you other than for cause will be considered a severance qualifying termination after the earlier of (i) the closing of the N&B Transaction, if you are not named chief executive officer of the resulting entity; or (ii) March 31, 2021, if a definitive agreement with respect to the N&B Transaction has been signed and you are not named chief executive officer of the resulting entity.

In addition, you may request that the Company waive any or all of the 12 month "garden leave" provision in your German employment contract should another employment opportunity become available to you. If the Company waives all or a portion of the garden leave period, the remaining value will be payable to you in a lump sum.

Non-Competition/Non-Solicitation

Each of the special RSU award terms and the SESP include non-competition and non-solicitation provisions. "Competing Business" for purpose of the special RSU award terms and Section 5.04 of the SESP shall mean the following companies: Kerry Inc., Koninklijke DSM N.V., Archer-Daniels-Midland Company, Ingredion Incorporated, CP Kelco, Chr. Hansen Holding A/S, Novo, Tate & Lyle PLC and Cargill Incorporated.

* * *

Any successor to the Company's Nutrition and Biosciences business shall be obligated to assume the obligations of the Company under the terms of this letter agreement, including the obligation to pay the Transaction Close Incentive.

Please sign and return this letter not later than **November 8, 2019.** Failure to do so will result in the forfeiture of the special compensation and severance arrangements described in this letter agreement.

Please do not hesitate to reach out to me should you have any questions.

DUPONT DE NEMOURS, INC.

By: ______________________ Date: October 25, 2019
Name: Marc Doyle
Title: Chief Executive Officer

Accepted and Agreed:

______________________ Date: October 28, 2019
Matthias Heinzel